Exhibit 99.2

Bridger Aerospace Group Holdings, Inc.

First Quarter 2026 Earnings Conference Call

May 6, 2026

CORPORATE PARTICIPANTS

Anne Hayes, Chief Financial Officer

Sam Davis, President and Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Austin Moeller, Canaccord Genuity

Jonathan Siegmann, Stifel Nicolaus

PRESENTATION

Operator

Good afternoon, everyone. Welcome to today’s Bridger Aerospace First Quarter 2026 Earnings Conference Call.

At this time, all participants are in a listen-only mode. Later, you will have the opportunity to ask questions during our question-and-answer session. To register to ask a question at any time, please press star, one on your telephone.

Please note today’s call is being recorded and I will be standing by if you should need any assistance.

It is now my pleasure to turn the meeting over to Ms. Anne Hayes, Chief Financial Officer. Ms. Hayes, please go ahead.

Anne Hayes

Thank you, Bo, and welcome everyone to our first quarter 2026 earnings call.

Joining me today is Chief Executive Officer, Sam Davis.

Before we begin, I would like to take this opportunity to remind everyone that during the course of this call, Management may make forward-looking statements which are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements, As described in our 2025 annual report on Form 10-K and other filings we make with the SEC from time to time. Except to the extent otherwise required by law, we undertake no obligation to revise or update any forward-looking statement.

In addition, we may discuss certain non-GAAP financial measures, such as Adjusted EBITDA. Please refer to our earnings release for the calculation of these measures and the appropriate GAAP reconciliation.

With that, I’d like to turn the call over to Sam.

Sam Davis

Thank you, Anne, and welcome everyone.

Twenty-twenty-six began with a clear focus on readiness, ensuring our fleet, our technology, and our teams are fully prepared for what we expect to be a very active wildfire season. I’m extremely proud of the team and their tireless focus on the mission to save lives and property, focusing on readiness year-round to answer the call and respond to fires quickly when it matters most. The devastation of fires only continues to increase, and Bridger prides itself on its ability to find them and extinguish them quickly and effectively before these fires become the next avoidable headline.

Overall, our first quarter results were in line with internal expectations and our full-year plan, reflecting the quarterly nature of our business and the timing of revenue recognition. Revenue of $8.5 million was lower year-over-year, primarily due to non-recurring return-to-service work on our Spanish Scoopers in 2025 and our early deployment activity last year in January related to the Palisades fire in California.

First, I’d like to start with an update of some highlights in the first quarter. For the first time in Company history, we began our multi-mission aircraft contract on February 1 and dispatched to support heightened fire activity in Oklahoma. We also saw our earliest dispatch of our Air Attack aircraft to Texas in February for command and control missions. This early mobilization is consistent with what we are seeing more broadly across the market, fire activity beginning later, lasting longer, and requiring more proactive engagement from our Federal and state partners.

During the quarter, we continued to make progress expanding and enhancing our fleet, including the modification of additional surveillance aircraft. These aircraft, which were added to the fleet at the end of 2025, will have unique configurations that introduce new intelligence capabilities into wildfire response in 2026 and will continue to drive the innovation of our multi-mission platforms.

Our current sensor-enhanced aircraft, which are already deployed, have flown millions of acres in early 2026 to support real-time mapping, live streaming, and situational awareness for fire teams across multiple states, from Nebraska to Florida and Arizona to North Carolina. We are seeing rapid adoption of our sensor aircraft to detect fires and guide initial attack with our hours flown on our sensor planes nearly doubling Q1 of this year versus last. This early and broad-based deployment highlights both the increasing demand for our services and the growing importance of our technology-enhanced capabilities, particularly in supporting initial attack and real-time decision-making on the ground.

Safety is paramount to everything we do, and we believe every hour spent safely fighting fires is an extension of how we focus on preparation. In the first quarter, we invested in fleet readiness, including winter maintenance and flight training. Through focusing on the intensity of the fire year and not the fire season, our newly staggered maintenance cycle ensures we have aircraft from each mission set ready to deploy within hours. This spring, we maximized our time in field, training for the firefighting operations and using extensive time in both classroom and on the wing.

With our readiness and specialized fleet, we are prepared to fulfill our mission to intercept and extinguish fires before they can bring widespread devastation. As a part of these efforts, we are proud to have qualified two new Scooper Captains and two initial Attack Captains, bringing us to a total of four initial Attack Captains. The addition of these initial Attack Captains will allow us to remain out longer in Q4 and dispatch earlier in Q1 next year.

From an organizational perspective, we continue to build the leadership team required to support our growth. The recent additions of a Chief Operating Officer and General Counsel bring significant operational and public company experience, and will help ensure we scale the business with a continued focus on safety, execution, and governance.

Now let’s turn to the outlook on fire conditions and an update on Federal Legislation. Across the nation, states are seeing record high temperatures, low snowpack and extensive drought. For the entire U.S., March was the warmest it’s been on record in over 130 years. These environmental factors point to elevated fire risk, and importantly, the below average year in 2025 suggests that we have not yet seen the full impact of its fuel buildup.

We see multiple signals that heightened fire conditions are starting to converge. Just last week, the Secretary of Agriculture, Brooke Rawlins, issued a memo directing the U.S. Forest Service to heighten national wildfire readiness in the face of historic lack of winter snowpack, predicted above normal temperatures and drier than normal conditions across the U.S. She even went so far as to state that large wildfires are predicted to threaten homes, communities and natural resources this summer. In addition to the Secretary’s comments, wildland fire managers have similar interest in more robust wildfire response and increased preparedness.

Within the President’s budget, the administration is explicit about the need for the consolidation of wildfire programs between the USDA and the DOI. In addition to urging Congress to streamline fire suppression efforts, they’ve also advocated for the creation of a new Wildfire Intelligence Center under the new unified U.S. Wildland Fire Service. The Wildfire Intelligence Center will be focused on incorporating technology to assess and model wildfires, inform rapid response, coordinate suppression, promote fuel management, and advance recovery and rehabilitation.

With Bridger’s unique services, we’re well positioned to not only meet the directives with the most effective suppression and surveillance aircraft, but also to introduce our leading edge technology solution, Ignis, which I’ll discuss more shortly. Through these shifting environmental conditions and the notable devastation from mega fires like the Palisades and Smokehouse Creek fires, we’ve seen a move toward progressive wildfire management at the federal level to streamline agency coordination, commit to longer-term contracts and proactively station and use aviation resources. We’re continuing to monitor progress in active legislation regarding the consolidation of these agencies.

Let me now provide a quick update on Ignis and FMS. With our software platform, Ignis, we’ve been able to live stream our fire surveillance into mobile and desktop environments. In Q1 alone, the aviation module of Ignis has been used by emergency operation centers, pilots, and ground firefighters. In Q2, we are officially launching the Ignis platform as a part of our aviation capabilities and introducing a new way for the industry to access an entire fire data ecosystem in one place.

Our ability to be first-to-market and introduce leading-edge solutions into firefighting is due in part to the capabilities of our in-house engineering division, FMS Aerospace. They continue to not only contribute to the modifications of our internal fleet, but also in the defense and commercial contract work they pursue. With the recent increase to the defense budget, we feel we’re well-positioned with our awarded programs, being able to grow in existing capacity, and pursue strategic new work on larger IDIQs that are a good fit for our integrated services. We are currently listed on seven IDIQs covering various military branches.

Much of the defense budget is focused on the upgrade of aviation assets and the advancement of sensor technology, both of which we specialize in. While the first quarter reflects the planned slower revenue winter maintenance period of the wildfire industry, the underlying fundamentals remain strong. Demand continues to build, and Bridger is entering the 2026 season with greater scale, enhanced capabilities with higher return profiles, and a broader operational footprint than ever before. We are focused on executing through the upcoming fire season and translating this positioning into a year of strong growth and performance.

I’ll turn the call back over to Anne, and she can go through our financials in more detail.

Anne Hayes

Thank you, Sam.

It is a pleasure to be joining you all for my first earnings call as CFO, especially after having the privilege of serving on the Board and engaging with the team as they delivered such strong results.

Before getting into the numbers, I wanted to share some initial observations. Bridger is at a pivotal stage. We’ve built a best-in-class aerial firefighting platform with one of the largest suppression fleets in the industry, and we’re now squarely focused on executing our next phase of disciplined profitable growth. The demand environment for our services remains exceptionally strong, and with our expanded Super Scooper and sensor-enabled Air Attack capabilities already positioned for the 2026 season, we’re well prepared to scale operations, win additional contracts, and drive meaningful revenue and cash flow generation.

From a leadership perspective on the finance team, my focus is on building and enhancing a high-performing organization that serves as a true strategic partner to the business. We’re investing in talent to strengthen our planning, analysis and capital allocation capabilities so that we can support this accelerated growth phase while maintaining financial discipline, operational leverage and transparency. I’m committed to fostering a culture of accountability and excellence that not only scales with the Company but also helps us deliver sustainable, long-term value for our Shareholders.

Looking at our results for the first quarter of 2026, revenue was $8.5 million, compared to $15.6 million in the first quarter of 2025. The decline year-over-year was primarily driven by non-recurring return-to-service work performed on the Spanish Scoopers in 2025, as well as early deployment activity last year related to the Palisades fire. Return-to-service revenue was $1.7 million in the first quarter of 2026 compared to $5.9 million in the prior year period. Excluding this impact, revenue from ongoing operations reflects the normal quarterly nature of the business, with the first quarter typically representing a period of lower aircraft deployment ahead of peak fire season. This year we saw typical dispatch orders in the Southern states that we’ve been seeing in recent years.

Cost of revenues was $17 million in the first quarter of 2026 compared to $17.2 million in the first quarter of 2025, reflecting continued investment in fleet readiness and operational positioning ahead of the fire season. Given the turbulence in fuel-impacted industries, I do want to touch on Bridger’s exposure to fluctuations in fuel prices. Fuel expenses are largely a pass-through cost. Under all of our fire suppression Super Scooper contracts, fuel is fully passed through to the customer. For the majority of our light, fixed-wing contracts, we either benefit from economic price adjustment clauses that mitigate fuel price impacts, or fuel is treated as a pass-through expense.

Selling, general and administrative expenses were $16.7 million in the first quarter of 2026 compared to $8.6 million in the prior period. The increase was primarily driven by non-cash items such as stock-based compensation and an increase in the fair value of warrants, as well as cash items including an investment in our workforce, specifically leadership and technology build-out, as well as business development investment.

Interest expense for the first quarter was $6.2 million compared to $5.7 million in the prior year period. For the first quarter of 2026, we reported a net loss of $31.3 million, or $0.69 per diluted share, compared to a net loss of $15.5 million, or $0.41 per diluted share, in the first quarter of 2025. Adjusted EBITDA was negative $14.5 million compared to negative $5.1 million in the prior year period. A reconciliation of Adjusted EBITDA to net loss is included in Exhibit A of our earnings release distributed earlier today.

Turning to the balance sheet, we ended the first quarter with total cash and cash equivalents of $9 million compared to $31.4 million at year end 2025. The decrease was primarily driven by strategic investment in aircraft production slots, investment modernizing our fleet with sensor and other technology capabilities, and continued investment in fleet readiness and operations ahead of the fire season.

Importantly, the first quarter cash usage is consistent with the early season nature of our business, where we invest in aircraft maintenance, training and operational positioning in advance of peak deployment periods. As activity increases through the second and third quarters, we expect to see a corresponding improvement in revenue and cash generation.

We continue to have access to significant financial flexibility through our credit facility, including a delayed draw feature of up to $100 million, which is designed to support future fleet expansion and capitalize on growing demand for our services. As of March 31, we have approximately $90 million remaining.

Turning to our outlook, we are reiterating our full year 2026 guidance of $135 million to $145 million in revenue and $55 million to $60 million in Adjusted EBITDA. This represents continued strong growth, including approximately 29% growth when excluding non-reoccurring return-to-service work recognized in 2025 on the two Spanish Scoopers.

We are in active discussions in Europe to deploy the Super Scoopers for the summer fire season, followed by a planned repositioning of the two aircraft for higher-value U.S. contracts. Contribution from Europe’s summer fire season is included in our guidance, but handicapped for a shorter fire season and lower contract economics in Europe. The third and fourth Spanish Scoopers are still undergoing return-to-service work.

We continue to expect improved operating cash flow generation over the course of the year, driven by increased fleet utilization and higher levels of fire activity during peak season. As we expand our MMA fleet midyear, we expect the sensor-enabled Air Attack program to contribute to growth in 2026 and support attractive margin expansion over time.

With that, Operator, we are now ready for questions.

Operator

Certainly. Thank you, Ms. Hayes. Ladies and gentlemen, at this time, if you do have any questions, please press star, one. You can always remove yourself from the queue by pressing star, two.

We’ll go first this afternoon to Austin Moeller with Canaccord Genuity.

Austin Moeller

Hi. Good afternoon. My first question is, I know that Ignis has been demoed by a couple of different government agencies, but is there a timeline on when that might start to be included in some contracts, and would there be a pricing premium associated with bundling Ignis with Air Attack and Surveillance Services?

Sam Davis

Hey, Austin. Good to talk to you again. Yes, that’s a great question. We have a very small amount of revenue budgeted this year intentionally for Ignis. This is more about the aviation contract bundling opportunity. This gets us both for existing contracts as we provide unique configurations with our planes and our hardware sensors, as well as the ability to live stream down to customers. We’re already having them use it. We’re able to do some contract modifications to add the software piece.

Probably this is going to see a lot more fruition going into next year, as we can sell this on a standalone basis for operators, state-owned drones and planes, as well as what we can couple in with our aviation contracts and price in at a premium, more of a standard SaaS model revenue year-round subscription-based versus aviation contracts. It’s an exciting time for us to introduce, because the industry is now ready for all of the capabilities that we’re able to deliver with our real-time situational awareness, and we’ve been able to build it into one ecosystem, even most recently bringing in some modeling capabilities, which don’t quite exist in one place yet in the industry.

Austin Moeller

Okay, and if we think about the FMS upgrade and maintenance business in Huntsville, just given the record defense budget, possibly up to 50% increase year-over-year in fiscal year ‘27, how should we think about the top-line growth profile of that business, just as you get more orders from the Air Force and other service branches?

Sam Davis

Yes, that’s something we’ll have to define a little bit further into the year. What I will say is that we’re on track with that portion of the business to hit their revenue this year. We’ve noticed where there was a little bit of a lag in the commitment to expand the program orders that we had last year. Now, we’ve been seeing these orders come back with some significant commitment for what we have in our existing pipeline, let alone what we believe will be accessible through the many IDIQs that we have in place as the larger primes get more of these awards and pass along the work to us.

We’re going to put concerted effort in what BD opportunities they’re going into the summer months here, so that we can position uniquely with all the integrated services we have to get the right-sized jobs that incorporate all parts of Bridger’s services, which are flight operations, maintenance, modification, flight testing and engineering, all the pieces that we have in place today.

Austin Moeller

Super exciting. I’ll pass it back there. Thanks.

Sam Davis

Thank you.

Operator

Thank you. We go next now to Jon Siegmann with Stifel.

Jonathan Siegmann

Good afternoon. Thank you for taking my question, Sam and Anne. The earlier comments, I appreciate the earlier commentary on some of the moving parts in the Federal policy. Just for outsiders, what are some things that we should be looking for and any benefit of consolidating this funding? Could this benefit this year, this fire season, or is this a longer-term benefit of any changes? Thank you.

Sam Davis

Yes. Good question, John. I think we at Bridger are in full support of the consolidation, although there are growing pains associated with a big move like this. We don’t trivialize that. The movements we’ve already seen in what the consolidation would mean, which would be more streamlined organization across the regions, dispatching, prepositioning to help meet some of the directives for more aggressive wildfire management are all important tenets to have as the framework for those more aggressive wildfire management techniques to take place.

We think that that will come more to fruition in an actual form next year because there are studies being done and some administrative reorganizations that are happening. I will say that we’ve seen more meaningful commitment. There’s been a little bit of a lag here in Q1 of this year, but as we have the outlook of the fire year ahead of us and something significant as the USDA putting out a memo, talking about the fire year and the significance and the preparedness that needs to be taking place is a significant indicator of the movements in that direction for the collaborative effort of a centralized wildland fire service and the moves to making those longer-term commitments.

Short answer, I think it’s starting to have the right movements underway. I think before it takes shape in a more legislative appropriation and contract form, that’s going to be more to next year, but we’re already benefiting from some of those moves.

Jonathan Siegmann

Great. We’ll watch it. Just a question on what you announced in early March, the $18.6 million Alaska contract. Can you just talk a little bit about how that contract works? Is an aircraft dedicated exclusively to that region? Just any kind of color would be appreciated. Thank you.

Sam Davis

Yes, you bet. We have two aircraft in Alaska right now on an exclusive use multiyear contract. Alaska has seen year-over-year, like the rest of the U.S., a lot of heightened fire activity. That call when needed contract gives them the opportunity to call and retain more aviation assets, either early in the season, later in the season, or extended through the peak of the season. It gives us the additional capacity to get more work earlier end of the year. We also have additional aircraft that could backfill that for that to be a surge capacity contract.

It’s a great one for us because it’s more of the trends that we see at the state level where they’re willing to commit to their own aviation contracts and make sure they have assets available when there’s a catch up in the unmet demand and the capacity that’s out there. We’re pursuing more of these with a lot more of states throughout the West specifically.

Jonathan Siegmann

Great. Good luck with the upcoming busy season.

Sam Davis

Thank you.

Operator

Thank you. Just a quick reminder, ladies and gentlemen, star one, please, for any further questions today. We’ll pause for just a moment to allow everyone a chance to respond. Mr. Davis, it appears we have no further questions today, so I’ll turn the conference back to you for any closing comments.

Sam Davis

All right. Thank you again for joining us today and your interest in Bridger. Please reach out to our Investor Relation teams with any questions, and we will be participating in June at the Stifel Cross-Sector Insights Conference for any interested Investors. Thank you all so much and have a great day.

Operator

Thank you, Mr. Davis. Thank you, Ms. Hayes. Again, ladies and gentlemen, this will conclude the Bridger Aerospace first quarter earnings call. Again, thanks so much for joining us, everyone. We wish you all a great afternoon. Goodbye.